Exhibit 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment (the "First Amendment") to that certain Employment Agreement (the "Agreement") dated effective as of March 1, 2007 by and between HCC Insurance Holdings, Inc. ("HCC") and Craig J. Kelbel ("Executive") is entered into effective as of September 1, 2009. Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Agreement.

In consideration of the covenants and agreements of the parties set forth below and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

  The Term of the Agreement set forth in Section 1 of the Agreement shall be extended to December 31, 2013.

  Section 3(g) shall be deleted in its entirety and replaced with the following:

  "(g) Country Club Dues. Executive shall be entitled to the use of a corporate membership (to be owned by the Company) at one country club to be agreed by the CEO. Monthly dues for such memberships shall be paid by the Company, and the initial membership costs associated with such membership shall not exceed $100,000. For the avoidance of doubt, upon Executive's obtaining a new country club membership in Atlanta, Georgia, the membership in Lochinvar Country Club in Houston, Texas, that is currently used by Executive shall revert to HCC. Executive agrees to take all actions reasonably requested by HCC or required by the club to vest ownership of such membership in HCC."

  All other provisions of the Agreement remain in full force and effect and are not altered by this Amendment.

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IN WITNESS WHEREOF, the parties have executed this First Amendment to be effective as of September 1, 2009.

EXECUTIVE: /s/ Craig J. Kelbel Craig J. Kelbel Date: 8/24/2009	COMPANY: HCC Insurance Holdings, Inc. By: /s/ John N. Molbeck, Jr. John N. Molbeck, Jr., President & Chief Executive Officer Date: 8/25/2009